EXHIBIT 99.1


FIRST AMERICAN CORPORATION (TICKER: FAM, EXCHANGE: THE NEW YORK STOCK EXCHANGE)

NEWS RELEASE - TUESDAY, JUNE 01, 1999

Contact

For AmSouth                               For First American

List Underwood (investment community)     Carroll Kimball (investment community)
(205) 801-0265                            (615) 736-6267

Jim Underwood (news media)                Vicki Kessler (news media)
(205) 326-5184                            (615) 320-7532


                        AMSOUTH TO ACQUIRE FIRST AMERICAN
                          IN $6.3 BILLION STOCK MERGER,
             CREATING PREMIER SOUTHEAST FINANCIAL SERVICES FRANCHISE

         BIRMINGHAM, ALABAMA, and NASHVILLE, TENNESSEE, June 1, 1999 --- AmSouth Bancorporation (NYSE:ASO) and First American Corporation (NYSE: FAM) today jointly announced that AmSouth will acquire First American in a tax-free stock merger. The transaction will create a premier Southeast financial services franchise serving 2 million households in nine states, with $40 billion in assets and a market capitalization of more than $11 billion.

         Under the terms of the definitive merger agreement, unanimously approved by the Boards of Directors of both companies, First American shareholders will receive 1.871 shares of AmSouth common stock for each First American common share. Based on AmSouth's closing stock price on Friday, May 28, the transaction is currently valued at approximately $6.3 billion, or $53.09 per First American share. This price represents a multiple of 17.6 times consensus analyst estimates of First American's 2000 earnings per share.

         The combined company, which will be called AmSouth Bancorporation, will have 680 branches in nine Southeastern states with leading market positions in Tennessee, Florida, Alabama, and Mississippi. The company also will have a presence in Georgia, Louisiana, Arkansas, Kentucky and Virginia, and the largest ATM network in the Southeast with 1,350 ATMs. The corporate headquarters for the combined companies will be in Birmingham, and




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Nashville will be headquarters for AmSouth's Tennessee banking operations. In addition, AmSouth and First American will be exploring over the next several months additional opportunities to leverage the benefits of having a strong presence in the Nashville metropolitan area.

         AmSouth's extensive fee-based business will be significantly enhanced by the addition of IFC Holdings (INVEST and Investment Centers of America), the country's largest third-party marketer of investment and insurance products with $7 billion in product sales anticipated in 1999, and by First American's $3 billion in mutual fund assets under management. These assets will nearly double AmSouth's mutual fund assets and make it one of the Southeast's largest bank mutual fund managers.

         AmSouth expects the acquisition to be immediately and substantially accretive to earnings per share. Based on a conservative estimate of synergies, AmSouth anticipates accretion of approximately 2.5 percent in 2000 and 9 percent in 2001. The transaction will be accounted for as a pooling of interests and is expected to be completed in the fourth quarter of 1999, subject to shareholder approval and customary regulatory approvals. Due diligence is completed, and
19.9 percent cross options are in place.

         "This outstanding combination of two complementary and compatible banking organizations offers compelling strategic and financial benefits," said
C. Dowd Ritter, AmSouth chairman and CEO. "Strategically, it creates a premier Southeast financial services franchise with increased scale, leading positions in attractive markets through the mid-South and Florida's west coast, and increased fee-based revenues. The transaction will push AmSouth's already strong return on equity even higher, ranking it among the top tier of banks in the country. The combination also will enhance economies of scale which will allow us to achieve a lower efficiency ratio while continuing to deliver superior customer service."

         "This is an ideal partnership that brings together both companies' strong positions in contiguous markets," said Dennis C. Bottorff, chairman and CEO of First American. "By joining forces with AmSouth, we will create immediate value as well as long-term upside for our shareholders, provide significant benefits to our customers and new opportunities for our talented and dedicated employees."

         Ritter will be president and CEO of the combined company. Bottorff will serve as chairman and be available to assist Ritter until Jan. 1, 2001, to ensure a smooth transition, after which Ritter will become chairman. In addition to Bottorff, four other First American directors will join the AmSouth Board, increasing its size from 12 to 17 members. In conjunction with the transaction, the AmSouth Board has rescinded its previously approved stock repurchase program.




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         AmSouth's financial advisor on the transaction is Donaldson, Lufkin and
Jenrette and its legal advisor is Sullivan & Cromwell. First American's financial advisor is Merrill Lynch and its legal advisor is Wachtell, Lipton, Rosen & Katz.

         First American Corporation is a $20 billion Nashville, Tennessee, based financial services holding company with approximately 390 banking offices and 700 ATMs in Arkansas, Georgia, Kentucky, Louisiana, Mississippi, Tennessee and Virginia. The corporation is the parent company of First American National Bank, First American Federal Savings Bank and First American Enterprises Inc. and owns
98.75 percent of IFC Holdings Inc. and 49 percent of The SSI Group, Inc., a healthcare payments processor. Additional information about First American can be accessed through the company's website at www.fanb.com

         Headquartered in Birmingham, Alabama, AmSouth Bancorporation is a regional bank holding company with assets of $20 billion. AmSouth operates approximately 290 banking offices and 650 ATMs in Alabama, Florida, Tennessee and Georgia. AmSouth and its subsidiaries provide a full line of traditional and nontraditional financial services, including consumer and commercial banking, mortgages, trust services and investment management. For more information visit AmSouth's website at www.amsouth.com.


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